Exhibit 16.1

                        [Arthur Andersen LLP Letterhead]

May 10, 2002 Office of the Chief Accountant Securities and Exchange Commission 450 Fifth Street, N.W.
Washington, DC 20549

Dear Sir:

We have read the first, second, third and fourth paragraphs of Item 4 included in the Form 8-K dated May 10, 2002 of Hub Group, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.


Very truly yours,

/s/ Arthur Andersen LLP

Arthur Andersen LLP

cc:      Jay E. Parker
         Chief Financial Officer, Hub Group, Inc.